497 1 d497.htm SMITH BARNEY INVESTMENT SERIES
SUPPLEMENT DATED DECEMBER 1, 2005

TO THE

PROSPECTUSES AND

STATEMENTS OF ADDITIONAL INFORMATION

OF THE

FUNDS INDICATED BELOW



The following supplements the section of the Prospectus for the fund listed below entitled Management:



On December 1, 2005, Citigroup Inc. (Citigroup) completed the sale of substantially all of its asset management business, Citigroup Asset Management (CAM), to Legg Mason, Inc.
(Legg Mason). As a result, the fund's investment adviser
(the Manager), previously an indirect wholly-owned subsidiary of Citigroup, has become a wholly-owned subsidiary of Legg Mason. Completion of the sale caused the fund's existing investment management contract and sub-advisory contract to terminate.



As of December 1, 2005, the fund's shareholders had not yet approved the new investment management contract and the new sub-advisory contract. As a result, the fund's
Board has approved an interim investment management contract with the Manager and an interim sub-advisory contract to ensure that the fund's assets continue to be managed without interruption. If a new management contract (or new sub-advisory contract) is not approved by April 30, 2006, the interim management contract (or interim sub-advisory contract) will terminate on that date. Management and sub-advisory fees will be held in escrow and not paid to the Manager until shareholders approve the new investment management contract with the Manager and new sub-advisory contract between the Manager and the sub-adviser. If shareholders do not approve the contracts, the management fees and sub-advisory fees held in escrow will be disbursed in accordance with applicable law.



Legg Mason, whose principal executive offices are at 100
Light Street, Baltimore, Maryland 21202, is a financial services holding company. As of September 30, 2005, Legg
Mason's asset management operation had aggregate assets under management of approximately $417 billion, of which approximately 21% represented assets in mutual and closed-end funds sponsored by Legg Mason and its affiliates.


The fund's Board has appointed the fund's current distributors, Citigroup Global Markets Inc. (CGMI) and PFS Investments Inc. as successor by merger to PFS Distributors, Inc. (PFS), and Legg Mason
Investor Services, LLC (LMIS), a wholly-owned broker-dealer subsidiary of Legg Mason, as co-distributors of the fund. The fund's Board has also approved amended and restated Rule
12b-1 Plans. CGMI, PFS and other broker-dealers, financial intermediaries and financial institutions
(each called a Service Agent) that currently offer fund shares will continue to make the fund's shares available to their clients. Additional Service Agents may offer fund shares in the future.



The following supplements the sections of the Prospectus entitled Sales charges and More about deferred sales charges and the section of the Statement of Additional Information (the SAI) entitled ADDITIONAL INFORMATION ON THE PURCHASE
AND SALE OF FUND SHARES AND SHAREHOLDER PROGRAMS for the fund listed below:

For Class A shares sold by LMIS, LMIS will receive the sales charge imposed on purchases of Class A shares (or any deferred sales charge paid on redemptions) and will retain the full amount of such sales charge. For Class A shares sold by CGMI, CGMI will receive the sales charge imposed on purchases of Class A shares and will retain an amount equal to the broker-dealer commission paid out of the sales charge. CGMI will pay up to 10% of the sales charge to LMIS. For Class A shares sold by PFS, PFS will receive the sales charge imposed on purchases of Class A shares (or any deferred sales charge paid on redemptions) and will retain the full amount of such sales charge.



A distributor may pay a commission of up to 1.00% of the purchase price of Class A shares to a Service Agent for purchases in excess of the amount at which sales loads are waived and for purchases by certain retirement plans with an omnibus relationship with the fund. In such cases, starting in the thirteenth month after purchase, the Service Agent will also receive the distribution and service fee of up to 0.25% annually of the average daily net assets represented by the Class A shares held by its clients. Prior to the thirteenth month, the distributor will retain the distribution and service fee. Where the Service Agent does not receive the payment of this commission, the Service Agent will instead receive the distribution and service fee starting immediately after purchase. In certain cases, the Service
Agent may receive both a payment of the commission and the annual distribution and service fee starting immediately after purchase.



LMIS will pay Service Agents other than PFS, including CGMI, selling Class B shares a commission of up to 4% of the purchase price of the Class B shares they sell and will retain the deferred sales charges paid upon certain redemptions. For Class B shares sold by PFS, PFS will pay the commission of up to 4% of the purchase price of the Class B shares sold by its Service Agents and will retain the deferred sales charges paid upon certain redemptions. Similarly, LMIS will pay Service Agents, including CGMI, selling Class C shares a commission of up to 1% of the purchase price of the Class C shares they sell and will retain the deferred sales charges paid upon certain redemptions. Until the thirteenth month after purchase, LMIS will retain the distribution and service fee.



The procedures described in the Prospectus under the captions Buying shares, Exchanging shares and Redeeming shares will not change as a result of the new distribution arrangements.
Except as noted above, the policies and procedures described in the SAI under ADDITIONAL INFORMATION
ON THE PURCHASE AND SALE OF FUND SHARES AND
SHAREHOLDER PROGRAMS will not change as a result of the new or amended distribution arrangements.



Under a licensing agreement between Citigroup and Legg Mason, the name of the fund, the names of any classes of shares of the fund, and the names of investment advisers of the fund, as well as all logos, trademarks and service marks related to Citigroup or any of its affiliates
(Citi Marks) are licensed for use by Legg Mason and by the fund. Citi Marks include, but are not limited to, Smith Barney, Salomon Brothers,
Citi,Citigroup Asset Management, and Davis
Skaggs Investment Management. Legg Mason and its affiliates, as well as the Manager, are not affiliated with Citigroup.



All Citi Marks are owned by Citigroup, and are licensed for use until no later than one year after the date of the licensing agreement.



The following disclosure supplements the section of the SAI entitled Distributor:





Effective December 1, 2005, LMIS, located at 100
Light Street, Baltimore, Maryland 21202; CGMI, located at 388 Greenwich Street, New York, New York 10013;
and PFS, located at 3100 Breckenridge Boulevard, Bldg.
200, Duluth, Georgia 30199, serve as the fund's co-distributors pursuant to written agreements or amendments to written agreements, in each case dated
December 1, 2005 that were approved by the fund's Board on November 21, 2005 (the Distribution Agreements). As a result, references in the SAI to the fund's distributors or principal underwriters include LMIS, CGMI and PFS.



Effective December 1, 2005, with respect to those fund classes subject to a 12b-1 Plan, the fund pays service and distribution fees to each of LMIS, CGMI and PFS for the services they provide and expenses they bear under the Distribution Agreements. The expenses intended to be covered by the distribution fees include those of each co-distributor. The co-distributors will provide the fund's Board with periodic reports of amounts expended under the fund's Rule 12b-1 Plans and the purposes for which such expenditures were made.



The following disclosure supplements the section of the SAI entitled Portfolio Transactions:



Effective December 1, 2005, CGMI will no longer be an affiliated person of the fund under the Investment Company Act of 1940, as amended.
As a result, the fund will be permitted to execute transactions with CGMI or an affiliate of CGMI as agent (but not as principal) without the restrictions applicable to transactions with affiliated persons. Similarly, the fund will be permitted to purchase securities in underwritings in which CGMI or an affiliate of CGMI is a member without the restrictions imposed by certain rules of the Securities and Exchange Commission. The Manager's use of CGMI or affiliates of CGMI as agent in portfolio transactions with the fund will be governed by the fund's policy of seeking the best overall terms available.




Shareholders with questions about the new or amended distribution arrangements are urged to contact their Service Agent.



SMITH BARNEY INVESTMENT SERIES

Smith Barney International Fund
    February 25, 2005